EXHIBIT 99(a)

FOR IMMEDIATE RELEASE

CONTACT:	Brinker International:	Golden Gate:
	Media Relations	Joelle Kenealey
	(800) 775-7290	Coltrin & Associates
(650) 373-2005

Marie Perry, Investor Relations
(972) 770-1276

Brinker International Announces Agreement to Sell Majority Interest in Romano’s Macaroni Grill® to Golden Gate Capital

DALLAS, Aug. 18, 2008 - Brinker International, Inc. (NYSE: EAT) announced today that it has entered into a purchase agreement with Mac Acquisition LLC, an affiliate of Golden Gate Capital, for the sale of a majority interest in Romano’s Macaroni Grill. Golden Gate Capital is a San Francisco-based private equity firm.

Per terms of the agreement, Brinker will receive $131.5 million in cash, of which $6 million will be contributed to Mac Acquisition LLC.  Brinker will retain a 19.9 percent continuing ownership interest in the brand.  The transaction is expected to close by the end of the calendar year upon completion of customary closing procedures.

As a result of the transaction, Brinker’s cash from operations will increase due to the cash tax benefit related to the sale producing a free cash flow yield for the company ranging from nine to 10 percent for fiscal 2009.  Also, the company will record an additional impairment, net of taxes, ranging from $42 to $47 million which will be reflected in the fiscal 2008 Form 10-K filing.

“Golden Gate is well-known for partnering with corporations to help grow established consumer and retail brands.  Brinker International will retain a minority ownership position in order to both maximize the value to Brinker’s shareholders and contribute to the success of Macaroni Grill as a stand-alone entity,” said Doug Brooks, Chairman and Chief Executive Officer of Brinker International.

As part of the sale transaction, Brinker has entered into an agreement with the new entity to provide corporate support services for a full year with a one year extension option, and will have representation on the Board of Directors of the new entity.

As previously noted due to the company’s ongoing involvement with the brand, accounting principles require that the results of Macaroni Grill be classified in continuing operations; therefore, the company’s results for the full-year of fiscal 2008 and prior years reflect the inclusion of the brand.  Upon closing of the transaction, the company expects to account for its ownership interest in Macaroni Grill on the equity method in its financial statements.

ABOUT BRINKER INTERNATIONAL

Brinker International, Inc. is one of the world’s leading casual dining restaurant companies, serving more than 1 million guests daily. Founded in 1975 and based in Dallas, Texas, Brinker owns or franchises more than 1,800 restaurants in 24 countries and employs more than 120,000. Brinker restaurant brands include Chili’s Grill & Bar, Romano’s Macaroni Grill®, On The Border Mexican Grill & Cantina® and Maggiano’s Little Italy. The company was named one of FORTUNE Magazine’s Most Admired Companies in 2006 and was honored by the magazine as one of the Top 50 Employers for Minorities and the Top 50 Employers for Women. For more information visit http://www.brinker.com.

ABOUT ROMANO’S MACARONI GRILL

Romano’s Macaroni Grill is a leading casual Italian restaurant with more than 220 locations worldwide. Working in open kitchens, Macaroni Grill chefs prepare Italian classics like Chicken Scaloppine and signature items such as Penne Rustica®, as well as grilled specialties, fresh seafood, crisp salads, brick oven pizzas and numerous pasta dishes. The menu is complemented by one of the most extensive wine lists in casual dining, including house wine poured on the honor system, where applicable. Romano’s Macaroni Grill is the second-largest brand in the Brinker International (NYSE: EAT) restaurant portfolio. Other Brinker restaurant brands include Chili’s Grill & Bar®, Maggiano’s Little Italy® and On The Border Mexican Grill & Cantina®. For more information, please visit www.macaronigrill.com.

ABOUT GOLDEN GATE CAPITAL

Golden Gate Capital is a San Francisco-based private equity investment firm with over $9.0 billion of assets under management dedicated to investing in change-intensive opportunities. The firm’s charter is to partner with world-class management teams to make equity investments in situations where there is a demonstrable opportunity to significantly enhance a company’s value. For more information, visit www.goldengatecap.com.

# # #